EX.99(m)
                                   RULE 12B-1
                                DISTRIBUTION PLAN

                           MEEHAN MUTUAL FUNDS, INC.

      WHEREAS, Meehan Mutual Funds, Inc. (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund desires to adopt a Distribution Plan for its shares pursuant to Rule l2b-1 under the 1940 Act, and the Board of Directors of the Fund (the "Board") has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

      WHEREAS, the Fund intends to employ a registered broker-dealer as distributor and principal underwriter ("Distributor") of the shares of which it (or any series of the Fund) is the issuer;

      NOW, THEREFORE, in accordance with Rule l2b-1 under the 1940 Act, the Fund hereby adopts this Distribution Plan (the "Plan") with respect to its shares, on the following terms and conditions:

      1. PAYMENT OF FEES. The Fund is authorized to pay distribution and service fees with respect to its shares of up to 0.35% of the average daily net assets, on an annualized basis, at such rates as shall be determined from time to time by the Board in the manner provided for approval of this Plan in Paragraph 4. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined by the Board in the manner provided for approval of this Plan in Paragraph 4. The distribution and service fees shall be payable by the Fund (or any series of the Fund) regardless of whether those fees exceed or are less than the actual expenses, described in Paragraph 2 below, incurred by the Distributor in a particular year.

      2. DISTRIBUTION AND SERVICE EXPENSES. The fees authorized by Paragraph 1 of this Plan shall be paid pursuant to an appropriate Distribution Agreement in payment for any activities or expenses intended to result in the sale or retention of Fund shares, including, but not limited to, compensation paid to registered representatives of the Distributor and to participating dealers which have entered into sales agreements with the Distributor, advertising, salaries and other expenses of the Distributor relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses, or for providing ongoing services to Fund shareholders.


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      3. ADDITIONAL  COMPENSATION.  This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement.

      4. BOARD APPROVAL. This Plan shall not take effect with respect to the Fund or of any series of the Fund until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board and (b) those members of the Board who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

      5. RENEWAL OF PLAN. This Plan shall continue in full force and effect with respect to Fund shares for successive periods of one year from its initial effectiveness for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

      6. REPORTS. Any Distribution Agreement entered into pursuant to this Plan shall provide that the Distributor shall provide to the Board, and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

      7. TERMINATION. This Plan may be terminated with respect to shares of the Fund or of any series of the Fund at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund or series.

      8. AMENDMENTS. Any change to the Plan that would materially increase the distribution costs to shares of the Fund or of any series of the Fund may not be instituted unless such amendment is approved in the manner provided for board approval in Paragraph 4 hereof and approved by a vote of at least a majority of the Fund's outstanding voting securities, as defined in the 1940 Act. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 4 hereof.

      9. NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of Independent Directors of the Fund shall be committed to the discretion of the Independent Directors then in office.

      10. PROHIBITION AGAINST DIRECTED BROKERAGE TO FINANCE DISTRIBUTION OF TRUST Shares. Notwithstanding any other provision, the Fund may not compensate a broker-dealer for any sale or distribution of the Fund's shares by directing to the broker-dealer (a) portfolio transactions or (b) commissions, mark-ups, mark-downs or other fees received from executions effected through any other broker-dealer.

      11. RECORDS. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the

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agreements  or of such  reports,  as the case may be,  the first two years in an easily accessible place.




Date:  November 20, 1999, as amended November 23, 2004



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